Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Marpai Health, Inc. on Form S-1 of our report dated January 14, 2021, with respect to our audit of the consolidated financial statements of Marpai Health, Inc. and Subsidiary as of December 31, 2019 and for the period from February 14, 2019 (inception) to December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ UHY LLP

Melville, NY

February 12, 2021